EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") executed on January 26, 2005 and effective as of January 28, 2005 by and between IFT Corporation, a Delaware corporation with an office at Quorum Business Center, 718 South Military Trail, Deerfield Beach, Florida 33442 (the "Corporation"), and Douglas J. Kramer, an individual residing at 83 South Plumcrest Circle, The Woodlands, Texas 77382 (the "Executive").

RECITALS

The Corporation desires to employ Executive and Executive desires to accept such employment in an executive capacity in accordance with the terms and conditions set forth below.

AGREEMENTS

IN CONSIDERATION of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is acknowledged by the parties, the Corporation and the Executive agree as follows:

1.    TERM OF EMPLOYMENT. The Corporation hereby agrees to employ the Executive, and the Executive hereby accepts such employment for a period beginning on the effective date of this Agreement as set forth above and ending on January 31, 2007, unless sooner terminated in accordance with Section 8 ("Initial Employment Term"). This Agreement shall be extended automatically for an additional two (2) year period unless the Corporation's Board of Directors notifies Executive in writing or Executive notifies the Corporation's Board of Directors in writing that such extension shall not take place. Said notice shall be given not less than sixty (60) days prior to end of the Initial Employment Term. In the event of any extension of this Agreement, the terms of this Agreement shall be deemed to continue in effect for the term of such extension ("Extended Employment Term"). The Initial Employment Term and the Extended Employment Term will be collectively referred to as the "Employment Term."

2.    DUTIES OF EXECUTIVE. Executive shall serve as President and Chief Operating Officer of the Corporation throughout the Employment Term, and shall report to the corporate Chief Executive Officer. In his capacity, Executive shall have responsibility for:

2.1.1    Line Responsibility for Subsidiaries. The president(s) of the Corporation's subsidiaries and assigned staff shall report directly to Executive;

2.1.2    Plans and Operations. Developing the operating plans, operating budget and execution of these plans through the subsidiaries which plans shall make it very clear that the subsidiaries are sales and marketing driven;

2.1.3    Satellite Office. Set up and operate a Satellite Office in Houston, Texas; and
2.1.4    Other Duties. Perform such other duties within his experience or professional competence as may be delegated to him from time to time by the Chief Executive Officer.

The Executive shall be expected to manage in alignment with the goals, procedures and objectives as set forth by the Board of Directors and the Chief Executive Officer.

3.    EXCLUSIVE SERVICES. Executive's services shall be exclusive to the Corporation, and Executive shall devote all of his productive time and attention to the business of the Corporation. Executive shall not engage in any other businesses, duties or pursuits whatsoever, or directly or indirectly render any service of a business, commercial or professional nature to any other person or organization whether for compensation or otherwise. Subject to Section 4.1, this Agreement shall not be interpreted to prohibit Executive from making passive personal investments or conducting private business affairs if such activities do not materially interfere with the services required under this Agreement.

4.    NON-DISCLOSURE.

4.1    Non-Disclosure. The Executive shall not at any time during the term hereof or thereafter divulge, communicate, or use in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Corporation. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Corporation (which shall include, but not be limited to information concerning the Corporation's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Corporation that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Corporation with respect to all of such information for a period five (5) years after any termination of this Agreement. For purposes of this Agreement, the term "Confidential Information" includes, but is not limited to, information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Corporation (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Corporation or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law provided that prior to disclosing any such information required by law, Executive shall give prior written notice thereof to Corporation and provide Corporation with the opportunity to contest the disclosure. The Executive shall not disclose, without limitation as to time, Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (i) to authorized representatives of the Corporation, (ii) during the Employment Term, such information may be disclosed by the Executive as is specifically required by Corporation in the course of performing his duties for the Corporation, and (iii) to counsel and other advisers of Corporation subject to Corporation's prior approval and provided that such advisers agree to the confidentiality provisions of this Section 4.1.

4.2    Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by Executive during the course of performing work for the Corporation or its customers (collectively, the "Work Product") shall belong exclusively to the Corporation and shall, to the extent possible, be considered a work made by the Executive for hire for the Corporation within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Corporation, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Corporation, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. All of the foregoing shall also be deemed Confidential Information for the purposes of Section 4.2, above.

4.3    Books and Records. All books, records, and accounts relating in any manner to the Corporation (i.e., financial information, customer, supplier, vendor identity, etc.), whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Corporation and shall be returned immediately to the Corporation on termination of the Executive's employment hereunder or otherwise on the Corporation's request at any time.

4.4    Definition of Corporation. Solely for purposes of this Agreement, the term "Corporation" also shall include any existing or future subsidiaries of the Corporation that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Corporation during the periods herein.

4.5    Acknowledgment by Executive. The Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 4 are necessary to protect the legitimate business interests of the Corporation, and (ii) the restrictions contained in this Section 4 (including without limitation the geographic area and length of the term of the provisions of this Section 4) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive acknowledges and confirms that his special knowledge of the business of the Corporation is or will be such as would cause the Corporation serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Corporation in violation of the terms of this Section 4. The Executive further acknowledges that the restrictions contained in this Section 4 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Corporation's successors and assigns and shall be enforced to the fullest extent of the law applicable at the time that Corporation deems it necessary or advisable to enforce the restrictive covenants and other provisions of this Section 4.

4.6    Injunctive Relief; Damages; Severability; Reformation. Because of the difficulty of measuring economic losses to the Corporation as a result of a breach of the foregoing covenants in this Section 4, and because of the immediate and irreparable damage that could be caused to the Corporation for which it would have no other adequate remedy, the Executive agrees that the foregoing covenants may be enforced by the Corporation, in the event of breach by the Executive, by injunctions and restraining orders. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The covenants in this Section 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. Each covenant and agreement of Executive in this Section 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Executive against the Corporation (including the affiliates thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of such covenants or agreements. It is specifically agreed that the periods of restriction during which the agreements and covenants of the Executive made in this Section 5 shall be effective, shall be computed by extending such periods by the amount of time during which the Executive is in violation of any provision of Section 5. The covenants contained in this Section 5 shall not be affected by any breach of any other provision hereof by any party hereto.

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4.7    Survival. The obligations of the parties under this Section 4 shall survive the termination of this Agreement.

5.    UNIQUE SERVICES. Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law. Executive, therefore, expressly agrees that the Corporation, in addition to any rights or remedies that the Corporation might possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Executive.

6.    INDEMNIFICATION. The Corporation shall defend Executive against all claims made against Executive, and it shall indemnify Executive for all losses sustained by Executive, in direct consequence of the discharge of Executive's duties on the Corporation's behalf, including any claim brought against, or any loss sustained by, Executive in his role as an officer, director or Executive of the Corporation, provided that the Executive promptly notifies the Corporation in writing of any such claim, gives the Corporation full authority for the conduct of such defense and, at the sole expense of the Corporation, such expense to be reasonable, participates in and aids the Corporation's counsel by furnishing such time, information, expertise and assistance as is needed and reasonably requested for such defense.

7.    COMPENSATION AND RELATED MATTERS. The Executive's compensation for his services shall be as follows:

7.1    Signing Bonus. Executive, upon execution of this Agreement, is entitled to a $50,000 signing bonus.

7.2    Base Compensation. During the Employment Term, Executive shall receive an annual base salary (the "Annual Base Salary") of $300,000, payable in accordance with the Corporation's normal payroll practices. Executive's Annual Base Salary shall automatically increase to $350,000 when, during any calendar year of his Employment Term, he causes the goal set forth Section 7.3.1 to be met, subject to Sections 7.4 and 7.5.

7.3    Restricted Common Stock. During the Employment Term, Executive is entitled to earn up to Two Million (2,000,000) shares of restricted common stock ("Shares") of the Corporation, subject to certain Sales Goal Thresholds as set forth in this Section 7.3 being met by the Corporation's current and/or future subsidiaries during his Employment Term, as follows:

7.3.1	300,000 Shares upon reaching $ 9.8 Million in Sales during a calendar year;
7.3.2	300,000 Shares upon reaching $15.8 Million in Sales during a calendar year;
7.3.3	300,000 Shares upon reaching $21.8 Million in Sales during a calendar year;
7.3.4	300,000 Shares upon reaching $27.8 Million in Sales during a calendar year;
7.3.5	300,000 Shares upon reaching $33.8 Million in Sales during a calendar year; and
7.3.6	500,000 Shares upon reaching $40 Million in Sales during a calendar year.

7.4    Sales Goals Non-Repetitive. The Sales Goals Thresholds and number of Shares referenced in Section 7.3 are non-repetitive, which means once a particular Sales Goal Threshold is met during any calendar year, that same Sales Goal is not eligible to be used again for additional shares (e.g. if the Sales Goal in 7.3.1 is met during the 2005 calendar year, then that same opportunity is not available for any other calendar year during the Employment Term). The Sales Goal Threshold described in Section 7.3.1 of Section 7.3 includes an initial Benchmark of $3.8 Million which is excludable from the Sales Goal Threshold calculations for the 2005 year only (the Sales Goal Threshold in 7.3.1 is $6 Million for Executive). Sales Goal Thresholds are calculated by the Compensation Committee at the end of each year, subject to adjustment, if any, from the independent audit of the Corporation's end of year financial statements, and approval and ratification of the Board of Directors.

7.5    Gross Profit Margin Requirement. Executive is required to not only meet the Sales Goal Thresholds set forth in Section 7.3 but also a 25% Gross Profit Margin in order to receive the Shares described in Section 7.3. Gross Profit Margin is calculated taking Gross Profit and dividing it by Total Revenue. Notwithstanding the foregoing, at the sole discretion of the Corporation's Board of Directors, the Gross Profit Margin Requirement described herein may be decreased or waived entirely for an acquisition(s) or merger. This Section 7.5 in no way requires the Corporation to make an acquisition(s) or merge into another entity.

7.6    Acquisitions and Mergers Calculations. The Corporation is actively searching for synergistic acquisitions and/or merger targets, the full or pro rata amount of Sales immediately prior to the acquisition or merger , are includable towards the Sales Goal Thresholds set forth in Section 7.3, which are calculated at the end of the year in which the acquisition or merger transaction is completed, subject to Section 7.4; except Executive, in his sole discretion, may opt to vest the amount of Shares solely earned from an acquisition or merger, if such acquisition or merger meets one or any of the Sales Goal Thresholds set forth in Section 7.3 upon the close of the transaction.

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7.6.1    For illustration purposes: Assume the Corporation acquires or merges with ABC Company, which has $8 Million in Sales for the twelve months immediately prior to being acquired or merged. The Executive opts to take delivery of Shares prior to the end of the year in which the acquisition or merger takes place, pursuant to this Clause 7.6 of Section 7. The acquisition or merger transaction closes on February 28, 2005. Executive calculates the pro rata per month ($8 Million divided by 12 months to get a pro rata monthly sales figure, which equals $666,667 per month) or two year average per month (the prior two year's average per month sales figures of the ABC Company, which equals $785,000 for March, $923,000 for April, etc.) sales figures plus the pro rata month or two year average month amounts for the remaining months in the 2005 year available for the Corporation to generate sales, which equals $6.67 Million or $7.652 Million, respectively. Executive chooses to use the two year average per month method to determine which Sales Goal Threshold (as described in Section 7.3) has been met. Under this illustration, Executive meets the Sales Goal Threshold described in Section 7.3.1 of $6 M and has earned and vested 300,000 Shares, subject to Sections 7.4 and 7.5. The remaining $1.652 Million ($7.652 Million minus $6 Million) are carried forward towards meeting the next eligible Sales Goal Threshold for 2005.

7.7    Earning and Vesting of Shares. The Shares shall be other compensation to the Executive for his services hereunder and shall be earned when the Sales are made and vest at the end of each year upon Executive meeting the Sales Goals Thresholds in Clause 7.3, subject to Section Clause 7.4. The Shares, when vested, shall be subject to the following conditions:

7.7.1    The Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered until the restrictions are removed according to the terms of this Agreement or expire.

7.7.2    The Shares shall not be assignable by the Executive or be subject to any claims by creditors until they shall have been earned and vested in accordance with this section. In addition to any other restrictions on the Shares described in this section, which may be incorporated by reference in the stock certificates evidencing the Shares, such certificates shall bear a legend substantially as follows:

"The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended ("Securities Act"). The holder hereof, by acquiring such securities, agrees that such securities may not be resold, pledged or otherwise transferred except pursuant to an effective registration statement duly filed under the Securities Act, or pursuant to an exemption effective under the Securities Act."

7.7.3    The Executive hereby agrees with Corporation that the holding period set forth in Rule 144 of the Securities Act of 1933, as amended, shall only begin to run, with respect to any Shares, on the date that such Shares are earned and vest in accordance herewith.

7.7.4    Executive shall be entitled to all of the Shares described in Clause 7.3 of Section 7, to the extent such Shares are not earned and vested, upon acquisition or merger of the Corporation where a change-in-control, as such term is defined in Clause 8.7 of Section 8, results, which Shares shall immediately become earned and vested.

7.8    Bonus. As determined by the Compensation Committee of the Board of Directors of the Corporation, Executive shall be eligible for bonus consideration ("Bonus") as and when bonuses are paid to other officers and or Executives.

7.9    Vacation Time and Other Benefits. Executive shall be entitled to three (3) weeks of vacation without loss of compensation each year during the Employment Term. For the purposes of this paragraph, a year shall begin on the effective date of this Agreement as set forth above. In the event that Executive does not for any reason take the total amount of vacation time authorized during any year, he shall be deemed to have waived any entitlement to vacation time for that year. Vacation will be taken at such times as the Executive and the Corporation shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by Executive hereunder. Notwithstanding the foregoing, as an officer of Corporation, Executive is expected to utilize his vacation time judiciously and so as not to jeopardize the business of the Corporation. Unused vacation may not be carried forth to the next calendar year without prior written consent by the Corporation, except that no written consent is required for carrying over a maximum of seven (7) days to any subsequent year. Executive shall be entitled to all employment benefits made available to other Executives of the Corporation and its affiliates, commensurate with Executive's position and title with the Corporation. Such benefits shall include, but are not limited to, health insurance, dental insurance, and life insurance, and such pension and retirement plans as are adopted from time to time by the Corporation. Additionally, the Executive will be provided a "No Cost" vehicle by the Corporation during the Employment Term.

7.10    Expense Reimbursement. The Corporation shall also provide the Executive reasonable reimbursement of out-of-pocket expenses incurred by him in connection with his duties hereunder, upon submission of appropriate documentation.

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7.11    Tax Withholding. The Corporation shall have the right to deduct or withhold from the compensation due to Executive hereunder any and all sums, in cash or Shares, required for any and all federal, social security, state and local taxes, assessments or charges now applicable or that may be enacted and become applicable in the future.

8.    TERMINATION OF THE AGREEMENT.

8.1    Termination for Cause. The Corporation may terminate Executive's employment under this Agreement for "Cause," at any time, but only in the event of (a) Executive's indictment for a felony (provided, however, that following the commencement of an investigation by law enforcement agencies of Executive for a felony of which the Corporation becomes aware and prior to indictment, the Corporation may, without limiting or modifying in any other way its obligations under this Agreement, suspend Executive from the performance of his duties hereunder), or (b) a determination by the Corporation's Board of Directors that Executive has (1) neglected his duties or performed his duties in an incompetent manner, (2) committed fraudulent or dishonest actions, or (3) injured or attempted to injure the Corporation.

8.2    Effect of Termination for Cause. In the event of termination of Executive for cause as set forth in Clause 8.1, or a voluntary termination by Executive, Executive shall have no right to any bonuses, salaries, benefits or entitlements other than those accrued or required by law or specifically provided under the terms of the applicable agreement, instrument or plan document. Payment of any further bonuses or other salaries claimed by Executive will be in the sole and absolute discretion of the Board of Directors of the Corporation and Executive will have no entitlement thereto.

8.3    Disability and Death. If during the Employment Term Executive should die or suffer any physical or mental illness that renders him incapable of fulfilling his obligations under this Agreement, and such incapacity exists or may properly and reasonably be expected to exist for more than ninety (90) calendar days in the aggregate, the Corporation may, upon five (5) calendar days written notice to Executive, terminate this Agreement. The determination of the Corporation that Executive is incapable of fulfilling his obligations under this Agreement shall be final and binding in the absence of fraud or manifest error. In the event of termination under this Clause 8.3, Executive, or his estate, shall be entitled to an amount equal to four (4) months' Salary and any other accrued compensation, plus such additional benefits, if any, as may be approved by the Corporation's Board of Directors or Chief Executive Officer. Executive, or his estate, shall, upon termination under the terms of this Clause 8.3, be further entitled to additional compensation, to be calculated on a pro rata basis according to the number of accrued vacation days, if any, not taken by Executive during the year defined for the purposes of vacation, in which Executive was terminated.

8.4    Voluntary Termination by Executive at the End of the Employment Term. Subject to Clause 8.4 of this Section 8, in the event of voluntary termination by Executive at the end of the Initial Employment Term, or any Extended Employment Term, Executive shall be entitled only to those amounts that have accrued to the date of termination or are expressly payable under the terms of the Corporation's applicable benefit plans or are required by applicable law. The Corporation may, in its sole and absolute discretion, confer such other benefits or payments as it determines, but Executive shall have no entitlement thereto.

8.5    Termination by Corporation during the Employment Term. Subject to Clause 8.5 of this Section 8, in the event of termination by the Corporation other than at the end of the Initial Employment Term or Extended Employment Term, other than for Cause under Clause 8.1, Executive shall be entitled to an amount equal to four (4) months' Salary paid in equal monthly installments, with benefits under all Corporation plans to continue during the entire severance period.

8.6    Termination Following Change-in-Control. If the Corporation or any successor terminates this Agreement at any time during the Employment Term following a Change-in-Control of the Corporation: (i) Executive shall be entitled to an amount equal to the lesser of: (a) the Salary which would otherwise be payable over the remaining term of this Agreement, payable in a lump sum; or (b) one times the annual salary payable hereunder, payable in a lump sum; and (ii) any outstanding Shares (including substituted shares of the acquiring or surviving Corporation in such merger or acquisition) held by Executive or other benefits under any Corporation Plans which have not vested in accordance with their terms will become fully vested and exercisable at the time of such termination.

8.7    Definition of Change-in-Control. Solely for purposes of this Section 8, a "Change-in-Control" means the following and shall be deemed to occur if any of the following events occur: (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person"), is or becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act (a "Beneficial Owner"), directly or indirectly, of securities of the Corporation representing: (a) 20% or more of the combined voting power of the Corporation's then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (b) 33% or more of the combined voting power of the Corporation's then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board; (ii) Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Director Plan, be considered as though such person were a member of the Incumbent Board of the Corporation; (iii) The consummation of a merger, consolidation or reorganization involving the Corporation, other than one which satisfies both of the following conditions: (a) a merger, consolidation or reorganization which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of the Corporation or such other entity resulting from the merger, consolidation or reorganization (the "Surviving Corporation") outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in the Corporation's voting securities immediately before such merger, consolidation or reorganization, and (b) a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding voting securities; or (iv) The stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or other disposition by the Corporation of all or substantially all of the Corporation's assets. Notwithstanding the preceding provisions of this Clause 8.7, a Change-in-Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Clause 8.6 is (1) an underwriter or underwriting syndicate that has acquired any of the Corporation's then outstanding voting securities solely in connection with a public offering of the Corporation's securities, (2) the Corporation or any subsidiary of the Corporation or (3) an employee stock ownership plan or other employee benefit plan maintained by the Corporation that is qualified under the provisions of the Code. In addition, notwithstanding the preceding provisions of this Clause 8.6, a Change-in-Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Clause 8.6 becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by the Corporation which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change-in-Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of the Corporation or through a stock dividend or stock split), then a Change-in-Control shall occur.

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8.8    Non-Competition; Confidentiality. Nothing in this Section 8 shall affect the rights of the parties under Section 4.

9.    LIFE INSURANCE. The Corporation may, in its sole discretion, purchase such life insurance policies as it deems necessary or appropriate, naming Executive as the insured and the Corporation as beneficiary. Executive hereby agrees to submit to any reasonable medical examination required for the purchase of such insurance.

10.    NOTICES. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery, certified mail, return receipt requested, or overnight mail. Mailed notices shall be addressed to the parties as follows:

If notice is to Corporation, to:	Michael T. Adams
IFT Corporation
Quorum Business Center
718 South Military Trail
Deerfield Beach, Florida 33442

If notice is to Executive, to:	Douglas J. Kramer
83 South Plumcrest Circle
The Woodlands, Texas 77382

Either party may change its address by written notice in accordance with this Section 10. Notices delivered personally or by overnight mail shall be deemed communicated as of the dates of actual receipt; mailed notices shall be deemed communicated as of forty-eight (48) hours after the date of mailing.

11.    ARBITRATION. It is the goal of the parties to maintain at all times a constructive and positive relationship on the matter described above. However, should a dispute arise between the Corporation and Executive, we believe that a prompt and fair resolution is in the interests of all concerned. To this end, if any controversy or claim arises out of or relating to this agreement in connection with the above described or any other matters, both parties waive any right to bring a court action or have a jury trial and agree that the dispute shall be submitted to binding arbitration to be conducted in Ft. Lauderdale before the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules of the AAA.

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12.    ATTORNEYS' FEES AND COSTS. If either party fails to perform its respective obligations under this Agreement, and the other party is thereby required to incur attorneys' fees or other fees or costs, including but not limited to the costs of arbitration, the party so incurring such fees and costs shall be entitled to the payment of those fees and costs by the breaching party.

13.    ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Corporation and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

14.    MODIFICATIONS. Any modification of this Agreement shall be effective only if it is in writing and signed by both parties.

15.    EFFECT OF WAIVER. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

16.    PARTIAL INVALIDITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way, unless such partial invalidity materially affects the intent of the parties.

17.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida. Venue for any action brought hereunder shall be exclusively in Broward County, Florida and the parties hereto waive any claim that such forum is inconvenient.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

CORPORATION:

IFT CORPORATION

By:	/s/ Michael T. Adams, President
Name:	Michael T. Adams
Title:	President

EXECUTIVE:

By:	/s/ Douglas J. Kramer
Name:	Douglas J. Kramer

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